Filed pursuant to Rule 424(b)(3)
relating to Registration Statement No. 333-107836

DISCOVERY LABORATORIES, INC.
SUPPLEMENT DATED MARCH 21, 2006
TO PROSPECTUS DATED AUGUST 8, 2003

This Supplement should be read in conjunction with the Preliminary Prospectus, dated August 8, 2003, contained in Registration Statement No. 333-107836 (the “Registration Statement”) of Discovery Laboratories, Inc., as amended and supplemented by (i) the Pre-Effective Amendment No. 1 to the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2003, including the Preliminary Prospectus, dated August 20, 2003, contained therein, and including the exhibits thereto, (ii) the Prospectus Supplement, dated April 16, 2004, filed with the Commission on April 16, 2004, (iii) the Prospectus Supplement, dated May 9, 2005, filed with the Commission on May 9, 2005, and (iv) the Prospectus Supplement, dated February 17, 2006, filed with the Commission on February 17, 2006.

Three of the holders of our Class A Warrants have assigned their warrants: (i) Castle Creek Healthcare Partners LLC has assigned its Class A Warrant to purchase 20,000 shares of our common stock to Hudson Bay Fund LP, (ii) CC LifeScience Market Neutral Fund, Ltd. has assigned its Class A Warrant to purchase 7,514 shares of our common stock to D3 LifeScience Market Neutral Fund Ltd. and (iii) CC LifeScience, Ltd. has assigned its Class A Warrant to purchase 30,056 shares of our common stock to D3 LifeScience Ltd.

Accordingly, the Selling Stockholder table contained in the Prospectus, as amended and supplemented, is further amended, as set forth below, by (i) revising the entries for the assignors and (ii) adding entries for the assignees.

Our common stock, par value $.001 per share, is listed on the Nasdaq National Market under the symbol “DSCO”. On March 20, 2006, the closing sale price for the common stock, as reported on the Nasdaq National Market, was $7.60.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The information appearing in the following table supplements or supersedes in part the information in the table under the heading “Selling Stockholders” in the Preliminary Prospectus, dated August 20, 2003, as amended and supplemented.

SELLING STOCKHOLDERS
Name	Number of Shares of common stock, not including Warrants, Beneficially Owned	Number of Shares represented by Warrants Beneficially Owned	Total Number of Shares of common stock Beneficially Owned +	Percentage Beneficially Owned Before Offering	Number of Shares to be Offered for the Account of Selling Stockholders	Number of Shares to be Owned after this Offering	Percentage to be Beneficially Owned After this Offering
Castle Creek Healthcare Partners LLC	100,000	0	100,000	0	100,000	0	*

CC LifeScience, Ltd.	150,280	0	150,280	0	150,280	0	*

CC LifeScience Market Neutral Fund, Ltd.	37,570	0	37,570	0	37,570	0	*

D3 LifeScience Ltd.	0	30,056	0	0	30,056	0	*

D3 LifeScience Market Neutral Ltd.	0	7,514	0	0	7,514	0	*

Hudson Bay Fund LP	0	20,000	0	0	20,000	0	*
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* Less than 1%.

+ The information contained in this table reflects “beneficial” ownership of common stock within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. Beneficial ownership information reflected in the table includes shares of common stock issuable upon the exercise of outstanding warrants.

Please keep this supplement with your Prospectus.